EXHIBIT 11

                           TOMMY HILFIGER CORPORATION
                  COMPUTATION OF NET INCOME PER ORDINARY SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   NINE MONTHS ENDED      THREE MONTHS ENDED
                                   -----------------      ------------------
                                     DECEMBER 31,            DECEMBER 31,
                                     ------------            ------------

                                   1997         1996        1997        1996
                                   ----         ----        ----        ----

FINANCIAL STATEMENT PRESENTATION

BASIC

Weighted average shares
outstanding                       37,333      37,015       37,387      37,095
                                  ======      ======       ======      ======

Net Income                       $85,782     $64,065      $36,381     $27,397
                                 =======     =======      =======     =======

Per share amount                 $  2.30     $  1.73      $  0.97     $  0.74
                                 =======     =======      =======     =======

DILUTED

Weighted average shares           37,333      37,015       37,387      37,095
outstanding

Net effect of dilutive stock
options based on the
treasury stock method using
average market  price                585         823          511         936
                                     ---         ---          ---         ---

Total                             37,918      37,838       37,898      38,031
                                  ======      ======       ======      ======

Net Income                       $85,782     $64,065      $36,381     $27,397
                                 =======     =======      =======     =======

Per share amount                 $  2.26     $  1.69      $  0.96     $  0.72
                                 =======     =======      =======     =======